FEDERAL HOME LOAN BANK OF INDIANAPOLIS
DIRECTORS’ COMPENSATION AND EXPENSE REIMBURSEMENT POLICY
Effective January 1, 2018

This policy is designed to set forth expectations for attendance by members of the Board of Directors (“Board”) of the Federal Home Loan Bank of Indianapolis (“Bank”) at meetings of the Board and its Committees, and to ensure that each director is reasonably compensated for the time and effort exerted in the performance of her or his duties as a member of the Board.

I.	Annual Director Fees

(A).	Each director shall have the opportunity to earn an annual fee (“Annual Fee”), which will not exceed the maximum amount detailed in the table and note below (“Annual Fee Limit”).

Annual Fee Limit
Board Chair	$125,000
Board Vice Chair	$115,000
All other Directors	$100,000

(B).
Each director who serves as a Committee Chair shall be entitled to a fee in addition to the Annual Fee (“Committee Chair Fee”).  The director who serves as the Audit Committee Chair shall be entitled to a Committee Chair Fee in the maximum annual amount of $15,000.  All other directors who serve as a Committee Chair shall be entitled to a Committee Chair Fee in the maximum annual amount of $10,000.  To be eligible for a Committee Chair Fee the director must be designated by the Board as Chair of a Committee as of the last day of the quarter, except for the fourth quarter; the Chair designation must be as of December 15 of that quarter.

(C).
Each director’s Annual Fee and Committee Chair Fee, if applicable, shall be paid, on a quarterly basis, in an amount equal to approximately one-fourth of such director’s Annual Fee Limit and Committee Chair Fee, if applicable (“Quarterly Payment”).

(D).	Quarterly Payments shall be paid in arrears during the last week, generally, of each March, June, September, and December. The Bank will not advance the payment of fees to any director.

(E).
The Annual Fees and Committee Chair Fees are established based on an evaluation of McLagan market research data and a fee comparison among the Federal Home Loan Banks (“FHLBanks”). The fee structure assists the Bank in recruiting and retaining highly qualified directors willing to meet their fiduciary duties while aggressively advocating for the Bank. The fees are also structured to retain qualified directors during times of economic stress for the Bank or the industry.

II.	Attendance and Performance

(A).
Regular preparation and attendance at Board and Committee meetings, as well as related conference calls are all expected elements of the directors’ fiduciary duties to the Bank. Failure to attend at least seventy-five percent (75%) of all meetings of the Board and the Committees on which the director serves (whether such meeting were conducted in person or via conference call) may result in elimination of the final Quarterly Payment as further explained below.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

(B).
On a quarterly basis, prior to the disbursements of the Quarterly Payments, the Board Chair shall review director attendance records, as prepared by the Corporate Secretary. The results of that review will be reported to the Board. The attendance records shall be used, in addition to considering director performance, when assisting the Board in determining whether a director’s Quarterly Payment should be reduced, eliminated, or restored. In the event two or more Committees on which a director serves are scheduled to meet concurrently, only one Committee meeting will be required for the purpose of calculating the director’s attendance. As an ex-officio member of all Committees, the Board Chair is encouraged, but not required, to attend all Committee meetings.

(C).
Compensation paid to directors is intended to reflect the time required of them in the performance of official Bank and Board business. The time required will be measured principally by attendance and participation at Board and Committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for Board and Committee meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as management conferences, FHLBank System meetings, director training, and new director orientation; and (e) fulfilling the responsibilities of directors.

(D).
Any reports of significantly deficient Board performance or unethical conduct must be made to the Board Chair, who will then discuss the issue with the disinterested directors of the full Board in making the final determination of whether a director’s Quarterly Payment should be reduced. If the Board Chair is the subject of the report, the report should be made to the Board Vice Chair. If the Board Vice Chair is also the subject of the report, then the report should be made to the most tenured disinterested director of the Board, who will then discuss the issue with the remaining disinterested directors of the full Board.

(E).
Before the fourth Quarterly Payment is made, the Human Resources Committee shall review the cumulative attendance and performance of each director during the year. If it is determined that a director has attended less than seventy-five percent (75%) of the meetings of the Board and the meetings of the Committees to which the director is assigned (including any meetings held via conference call), combined, during such year, the director will not receive the fourth Quarterly Payment. The Board may make any other appropriate adjustments in any Quarterly Payment to any director who consistently demonstrates a lack of participation in or preparation for such meetings, to ensure that no director is paid fees that do not reflect that director’s performance of her/his duties. Notwithstanding the foregoing, the Human Resources Committee may also recommend the Board approve restoring and paying the fourth Quarterly Payment, in part or in full, if it is determined to be appropriate based on the director’s participation and performance of the director’s other duties as detailed above.

(F).	The facts supporting any determination to reduce, eliminate, or restore any Quarterly Payments will be documented in the Bank’s Board minutes.

(G).
In the event a director serves on the Board for only a portion of a calendar year, the final Quarterly Payment for such director shall be subject to the same cumulative attendance and performance review through the director’s final date of service.

(H).
Participation by telephone will not count as attendance for in-person meetings and is discouraged unless necessary to attain a quorum. Exceptions to this paragraph may be granted by the Board Chair, or, in the case of considering attendance by the Chair, an exception may be granted by the Board Vice Chair.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

(I).	The Bank will not pay a separate fee for a director’s attendance at meetings other than those described above.

III.	Expense Reimbursement

(A).
Travel expense reimbursement will be provided for Board meetings, Committee meetings, meetings with regulators, new director orientations, mandatory and optional training sessions of the Board, educational seminars (pre-approved by the Bank), member events, FHLBank System meetings, Council of FHLBanks’ meetings (for Council members), Community Investment conference meetings, or Bank marketing meetings. Travel expenses include reasonable and necessary transportation, meals, lodging, entertainment, and incremental charges for long-distance telephone, internet, and cellular phone.

(B).
No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Each director should review the Bank’s Code of Conduct regarding gift and entertainment restrictions.

(C).
To qualify for reimbursement, all eligible expenses incurred must be sufficiently documented according to Internal Revenue Service (“IRS”) guidelines and submitted to the Bank within sixty (60) days of the date of the corresponding meeting’s conclusion. The timing requirement may be waived, at the discretion of the Chief Accounting Officer, in the event of an error or omission or other reasonable circumstances.

IV.	Reimbursement for Spouse/Guest Travel

(A).
While spouses/guests are welcome to attend Board events, the Bank will not reimburse the directors for travel expenses incurred by spouses/guests for such attendance, unless pre-approved by the Chief Accounting Officer as having a bona fide business purpose. However, spouses/guests may participate, at no charge, in group meals or entertainment activities as part of a Board meeting or event. Incidental expenses including, but not limited to, individual meals, personal hotel or spa services, personal entertainment expenses and similar items, will not be reimbursed. All IRS requirements shall be met by the Bank regarding reporting of spouse/guest expenses and reimbursements.

V.	Air Travel and First Class

(A).
The Bank will reimburse the regular coach class airfare expense for a roundtrip flight between the director’s home airport and the site of a Bank function. The expense will also include any reasonable fees associated with air travel, including check-in, seat, and baggage fees. Travel scheduling affecting the air travel expense shall be reasonable, given the timing of the meetings. The actual cost of private air travel will not be reimbursed, but the regular coach class airfare expense may be substituted.

(B).	First-class air travel will be reimbursed at the regular coach rate, unless the upgrade to first-class was necessary due to scheduling or flight availability.

(C).
If a director’s non-Bank activity requires a route to attend a Bank event that originates or terminates in a location other than the director’s home location (airport or residence), the Bank will reimburse the director for the lesser of (i) the actual cost incurred (airfare or mileage) or (ii) the cost to travel from the director’s home location (airport or residence) to the Bank event.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

VI.	Mileage Reimbursement

(A).
The Bank will reimburse a director for use of a personal automobile on Bank business based on the number of business miles driven. The mileage reimbursement rate will adhere to IRS guidelines. Reimbursable mileage will be based on the most direct route to and from the destination.

VII.	Issues of Interpretation

(A).
Unless expressly provided herein or in 12 CFR §1261.20-24 (as amended), the Chief Accounting Officer is authorized to interpret the provisions of and to address situations not anticipated by this Policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Agency or other relevant IRS guidelines, along with the Bank’s Business Travel & Eligible/Ineligible Expenses Policy.

VIII.	Human Resources Committee Annual Review and Reporting

(A).
The Human Resources Committee shall annually review this Policy and shall submit its recommendation to the Board for approval no later than the last regularly scheduled meeting of the Board for the year. Per 12 CFR §1261.22, the Board shall also submit the annually adopted Directors’ Compensation and Expense Reimbursement Policy and supporting decisional documentation to the Federal Housing Finance Agency Director within ten (10) days of Board approval, no later than December 31 of each calendar year, and at least thirty (30) days prior to disbursing the first Quarterly Payment to any directors.

(B).
In addition, per 12 CFR §1261.21, no later than the tenth (10th) business day of each calendar year, the Bank shall report to the Finance Agency the amount of compensation and expenses paid to each director, along with the total number of meetings held by the Board and its designated Committees, and the number of Board and designated Committee meetings each director attended in-person or through electronic means for the immediately preceding calendar year.

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